EXHIBIT 99.1

AMERICAN MORTGAGE ACCEPTANCE COMPANY

REPORTS FOURTH QUARTER AND YEAR-END RESULTS FOR 2003

NEW YORK, NY – March 3, 2004 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced financial results for its fourth quarter and year ended December 31, 2003.

“The year 2003 was challenging for AMAC, as we experienced a difficult market for originating mezzanine loans and we experienced problems with several of the loans in our existing portfolio. However, despite the hurdles we faced, we demonstrated our ability to take the steps necessary to protect our invested capital and we succeeded in growing our total asset base by almost 68% over last year,” commented Stuart Boesky, President and Chief Executive Officer of AMAC. “AMAC will approach 2004 with cautious optimism, as we pursue new opportunities in the year ahead, act aggressively to protect the capital we have invested to date, and continue to focus on delivering consistent results to the benefit of our shareholders.”

Financial Highlights

For the three and twelve months ended December 31, 2003, AMAC had total revenues of approximately $4.4 million and $15.5 million, respectively. AMAC’s revenues for the three and twelve months ended December 31, 2003, represented increases of approximately 45.2% and 48.3% as compared to $3.0 million and $10.5 million for the three and twelve months ended December 31, 2002, respectively.

AMAC had net income for the three and twelve months ended December 31, 2003, of approximately $3.3 million and $11.9 million, representing increases of approximately 35.1% and 23.0% as compared to net income of approximately $2.5 million and $9.7 million for the three and twelve months ended December 31, 2002, respectively. During the three months ended December 31, 2003, AMAC had approximately $67,000 in asset management fees waived relating to additional work on certain properties owned by the Company that were acquired as a result of the Company’s foreclosing on troubled loans. As Related AMI Associates Inc. (the “Advisor”) was paid a fee at the time these loans were acquired, the Advisor agreed to waive certain fees to which it was entitled. On a per share basis (basic and diluted), net income was $0.40 and $1.52 for the three and twelve months ended December 31, 2003, respectively, representing an increase in net income per share of approximately 2.6% as compared to $0.39 for the three months ended December 31, 2002, and a decrease in net income per share of approximately 5.6% as compared to $1.61 for the twelve months ended December 31, 2002.

AMAC’s present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 8.9% yield on the $17.91 per share closing price on March 2, 2004.

Fourth Quarter Portfolio Investment Activity

In October, AMAC purchased nine taxable revenue bonds at a price equal to 99% of par from its affiliate, CharterMac. The nine taxable revenue bonds, each of which is secured by a first mortgage position on a multifamily property, were valued at approximately $7.6 million and carry a weighted average interest rate of 8.69%. The price paid by AMAC was determined by an independent third party valuation of the taxable revenue bonds, and the transaction was approved by the independent members of AMAC’s Board of Trustees.

In November, AMAC fully funded a $1.5 million bridge loan secured by Georgia King Village, a 422-unit multifamily apartment complex located in Newark, New Jersey. The loan provides a bridge during the construction phase of the property until the funding of the tax credit capital contributions and the receipt of a loan from the state of New Jersey. In addition to an origination fee of $37,500, AMAC will receive interest on the loan at a rate of 11.5%. The loan matures in May 2004.

In December, AMAC purchased the first mortgage on the Houston, Texas, property known as Concord at Gulfgate for approximately $14.1 million. The purchase of the 288-unit multifamily apartment complex was made in connection with AMAC’s foreclosure of its $3.5 million mezzanine loan on the property.

Also in December, AMAC partially funded a $950,000 pre-development bridge loan for Reserve at Thornton, a 188-unit multifamily apartment complex located in Thornton, Colorado. AMAC has funded $260,400 of the bridge loan for construction of the property and will fund additional amounts as needed. The loan, which matures in August 2006, bears interest at a rate of 11.0%. AMAC also received a loan commitment fee of 1% on the full amount of the loan commitment.

Also in December, AMAC fully funded a $187,500 bridge loan for a land parcel at Concord at Gessner in Houston, Texas. In connection with AMAC’s foreclosure of its loans on the Concord at Gessner property, the Company took over ownership of a parcel of land, which AMAC subsequently sold for approximately $224,000, net of closing costs. AMAC provided the purchaser this bridge loan to facilitate the acquisition of the land. The loan, which bears interest at a rate of 8.0%, will mature in December 2008.

Asset Growth

During 2003, AMAC’s assets grew from approximately $195.1 million to approximately $327.1 million, an approximate 67.7% increase over year-end 2002. Over the twelve months ended December 31, 2003, AMAC acquired approximately $40.0 million in Fannie Mae certificates, as well as the revenue bonds mentioned above. As a result of foreclosures during the year on troubled properties, the Company also acquired four mortgage loans and reclassified five existing mezzanine or bridge loans as real estate owned, resulting in an increase of approximately $77.4 million in real state owned in the Company’s portfolio. During 2003, the Company originated or initially funded nine bridge loans totaling approximately $15.0 million, one mortgage loan of approximately $1.0 million, and one mezzanine loan of approximately $3.3 million. AMAC also originated three loans totaling approximately $16.0 million through the Company’s floating rate Acquisition/Rehabilitation Bridge Loan program with Fleet National Bank.

Capital Markets Activity

In April of 2003, AMAC completed a public follow-on offering of 1,955,000 common shares of beneficial interest at a price of $15.00 per share. The offering, which was underwritten by RBC Capital Markets and JMP Securities, resulted in aggregate net proceeds of approximately $27.5 million, including the full exercise of the underwriters’ over-allotment option. The offering also served to raise AMAC’s profile in the investment community, as JMP Securities joined Friedman, Billings, Ramsey & Co. and RBC Capital Markets in issuing research coverage on the Company following the transaction.

At December 31, 2003, AMAC’s total market capitalization was approximately $336.4 million, which represents an 80.5% increase over the Company’s market capitalization at December 31, 2002.

Subsequent Events

In January of this year, Nomura Securities (“Nomura”) notified AMAC that it intended to terminate the repurchase facility it had executed with AMAC. At that time, Nomura agreed to allow the Company time to find a replacement repurchase facility and reduced the amount that AMAC could borrow under the existing facility to 93% of the fair market value of the collateral certificates. In February, AMAC executed repurchase agreements with three counterparties, Greenwich Capital, Bear Stearns, and RBC Capital Markets, which enabled the Company to completely terminate its repurchase facility with Nomura. AMAC anticipates that, in early March, multiple transactions will be executed whereby the repurchase transactions outstanding with Nomura are transferred to the three new trading partners. Terms of the three newly executed agreements offer advance rates between 94% and 97% and borrowing rates between the London Inter-Bank Offer Rate (“LIBOR”) plus two basis points and LIBOR plus ten basis points.

Management Conference Call

Management will conduct a conference call today to review the Company’s fourth quarter and year-end financial results for the period ended December 31, 2003. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 289-0494. For interested individuals unable to join the conference call, a replay of the call will be available through Sunday, March 7, 2004, at (888) 203-1112 (Passcode 775583) or on our website, www.americanmortgageco.com, through Wednesday, March 17, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS
Investments in debt securities – available for sale	$167,260	$114,034
Investments in mortgage loans, net	13,864	22,384
Investment in ARCap	20,240	20,240
Real estate owned – subject to sales contracts	51,616	—
Real estate owned – held for sale	25,802	—
Cash and cash equivalents	2,028	10,404
Notes receivable, net	35,946	25,997
Revenue bonds – available for sale	7,586	—
Other assets	2,765	2,004

Total assets	$327,107	$195,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Repurchase facilities payable	$149,529	$87,880
Warehouse facility payable	34,935	8,788
Mortgage payable on real estate owned	15,993	—
Interest rate derivatives	278	—
Accounts payable and accrued expenses	1,552	822
Due to Advisor and affiliates	590	690
Distributions payable	3,335	2,545

Total liabilities	206,212	100,725

Commitments and contingencies

Shareholders’ equity:
Shares of beneficial interest; $.10 par value; 25,000,000 shares authorized; 8,713,376 issued and 8,338,180 outstanding in 2003 and 6,738,826 issued and 6,363,630 outstanding in 2002	871	674
Treasury shares of beneficial interest;
375,196 shares	(38)	(38)
Additional paid-in capital	126,779	99,470
Deferred compensation – stock options	(29)	—
Distributions in excess of net income	(15,138)	(14,471)
Accumulated other comprehensive income	8,450	8,703

Total shareholders’ equity	120,895	94,338

Total liabilities and shareholders’ equity	$327,107	$195,063

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2003	12/31/2002	12/31/2003	12/31/2002
Revenues:
Interest income:
Debt securities	$2,549	$1,767	$8,765	$5,769
Mortgage loans	416	504	2,597	2,050
Notes receivable	649	608	3,166	2,270
Revenue bonds	151	—	151	—
Temporary investments	3	10	55	50
Other income	596	116	776	319

Total revenues	4,364	3,005	15,510	10,458

Expenses:
Interest	805	359	2,548	1,228
General and administrative	340	281	917	685
Fees to Advisor	445	474	1,812	1,520
Amortization and other	49	16	376	379

Total expenses	1,639	1,130	5,653	3,812

Other gain (loss):
Equity in earnings of ARCap	600	600	2,400	2,400
Net gain (loss) on sale or repayment of debt securities and land parcel	18	—	(373)	614

Total other income	618	600	2,027	3,014

Net income	$3,343	$2,475	$11,884	$9,660

Net income per share (basic and diluted)	$0.40	$0.39	$1.52	$1.61

Weighted average shares outstanding
Basic	8,338,180	6,363,630	7,802,957	6,017,740

Diluted	8,350,807	6,363,630	7,814,810	6,017,740

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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